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                                                          Exhibit 99.B(h)(ix)(c)

            AMENDMENT TO DISTRIBUTION AND SERVICES AGREEMENT

This Amendment to the Distribution and Services Agreement dated January 1, 2003 by and between, JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY ("JPLA"), DWS DISTRIBUTORS, INC., (Formerly PFPC DISTRIBUTORS, INC.) AND DWS INVESTMENTS VIT FUNDS (Formerly DEUTSCHE ASSET MANAGEMENT VIT FUNDS) is effective April 2, 2007, regardless of when executed.

Whereas, effective April 2, 2007, JPLA will change its name to Lincoln Life and Annuity Company of New York ("LLANY");

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as amended as follows:

   1. All references to Jefferson Pilot LifeAmerica are replaced with Lincoln Life and Annuity Company of New York.

Each of the parties has caused this Amendment to be executed in its name and on behalf of its duly authorized officer on the date specified below.


JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY         DWS INVESTMENTS VIT FUNDS

By: ___________________                               By: ___________________

Name: ________________                                Name: ________________

Date: _________________                               Date: _________________



DWS DISTRIBUTORS, INC.

By: ___________________

Name: ________________

Date: _________________